SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement Under

The Securities Act of 1933

COMMUNITY BANCORP.

(exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation or organization)	03-0284070 (I.R.S. Employer Identification Number)

U.S. Route 5, Derby, Vermont 05829

(802) 334-7915

(Address of principal executive offices and telephone number, including area code)

Stephen P. Marsh, President & CEO Community Bancorp. P.O. Box 259 Derby, VT 05829 (802) 334-7915	With a copy to: Denise J. Deschenes, Esq. Primmer Piper Eggleston & Cramer PC 421 Summer Street St. Johnsbury, VT 05819 (802) 748-5061

(Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time, after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under Securities Act, check the following box.   [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under Securities Act, check the following box.   [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ X ]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $2.50 par value	300,000 shs.	$11.94	$3,582,000	$411

(1)

Pursuant to Rules 416(a) and (b), this Registration Statement is intended to cover such number of additional shares of the Company's common stock as may be necessary to prevent dilution of the shares initially registered hereby resulting from stock splits or stock dividends, if any, occurring after the effective date of this Registration Statement.

(2)

Estimated solely for the purposes of calculating the registration fee and, pursuant to Rule 457(c), based on the average of the reported bid and asked prices of the Company's Common Stock on April 26, 2012.

4811 US Route 5

P.O. Box 259

Derby Road

Derby, VT 05829-0259

(802) 334-7915

www.communitybancorpvt.com

_________________________

DIVIDEND REINVESTMENT PLAN

300,000 Shares of Common Stock

_________________________

The Dividend Reinvestment Plan of Community Bancorp. (the “Company”) provides a simple and convenient way for shareholders to purchase additional shares of the Company’s common stock through reinvestment of cash dividends, without payment of brokerage commissions or service charges. The shares purchased with reinvested dividends under the plan may consist of (1) newly-issued or treasury shares, (2) shares purchased by the Company’s agent on the open market or in privately negotiated transactions, or (3) a combination of such shares. Participants have voting rights as to all shares of common stock purchased for them under the plan. The Company has designated its wholly-owned subsidiary, Community National Bank (the “Bank” or the “Administrator”), as the plan administrator, but may name a different administrator at any time.

The Company’s common stock is traded on the Over-the-Counter (“OTC”) Bulletin Board® under the symbol “CMTV.” There is no active public trading market in the Company’s common stock and the Company cannot provide any assurance that such a market will develop in the future. Limited information on trades in the Company’s stock effected through various brokerage firms is reported on the website of the OTC Bulletin Board® at www.otcbb.com.

The purchase price of shares under the plan is (1) for newly-issued and treasury shares, the greater of (A) the book value of the Company’s stock as of the end of the preceding fiscal quarter, or (B) the weighted average of the daily high and low trading prices in trades of the Company’s stock reported on the OTC Bulletin Board® for the preceding fiscal quarter for all days on which a trade occurred, other than any purchases made on behalf of the plan; and (2) for shares purchased on the open market or in privately negotiated transactions, the actual purchase price paid, but not including any brokerage commissions or other fees or charges, which will be absorbed by the Company. (See “DESCRIPTION OF THE PLAN,” Question 14).

Investment in our shares entails risks. Before investing, you should read this prospectus carefully, including the information below under “RISK FACTORS” and “FORWARD-LOOKING STATEMENTS.”

This prospectus relates to 300,000 shares of the Company’s $2.50 par value common stock registered for purchase under the plan.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2012.

You should retain this prospectus for future reference.

THE COMPANY

Community Bancorp. (the “Company,” “we,” “us,” “our”) is a Vermont corporation that was organized in 1982 as a registered bank-holding company for Community National Bank (the “Bank”) under the federal Bank Holding Company Act. We and the Bank are headquartered in Derby, Vermont. Substantially all of our business operations are conducted through the Bank, which provides a full range of retail banking services to the residents and businesses in northern and central Vermont. These services include checking, savings and time deposit accounts, mortgage, consumer, municipal and commercial loans, safe deposit and night deposit services, 24 hour telephone banking and internet banking. In addition, we have a non-controlling interest in Community Financial Services Group, LLC, a Vermont-chartered nondepository trust and investment management company (“CFSG”). CFSG provides certain plan-related administrative services to the Bank, which serves as the Plan administrator. (See “DESCRIPTION OF THE PLAN,” Question 8.)

As of the date of this prospectus, our common stock, $2.50 par value per share, is registered with the SEC under Section 12(g) of the Securities Exchange Act of 1934.

RISK FACTORS

Investments in Community Bancorp. common stock involve risk. The following discussion highlights risks that management believes are inherent in our business and material for our Company, but does not necessarily include all risks that the Company may face. You should read it carefully before deciding to invest.

The trading volume in our common stock is less than that of larger public companies, which can contribute to volatility in our stock price and adversely affect the liquidity of an investment in our common stock.

Our common stock is not traded on any securities exchange. Trades in our stock made by certain brokerage firms are reported on the OTC Bulletin Board® maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”), but trading in our stock is sporadic. The trading history of our common stock has been characterized by relatively low trading volume. This lack of an active public market means that the value of a shareholder’s investment in our common stock may be subject to sudden fluctuations, as individual trades have a greater effect on our reported trading price than would be the case in a broad public market with significant daily trading volume.

The market price of our common stock may also be subject to fluctuations in response to numerous other factors, including the factors discussed below, regardless of our actual operating performance. The possibility of such fluctuations occurring is increased due to the illiquid nature of the trading market in our common stock. Therefore, a shareholder may be unable to sell our common stock at or above the price at which it was purchased, or at or above the current market price or at the time of his or her choosing.

Restrictions on dividends and other distributions could limit amounts payable to us.

As a holding company, our cash flow typically comes from dividends our bank subsidiary pays to us. Statutory provisions restrict the amount of dividends our subsidiary can pay to us without regulatory approval. In addition, if our subsidiary were to liquidate, its creditors (including depositors) would be entitled to receive distributions from assets to satisfy their claims against it before we, as a holder of an equity interest in the subsidiary, would be entitled to receive any of such assets. We are also subject to regulatory limitations of the Federal Reserve on payment of dividends by bank holding companies in some circumstances, such as if regulatory capital levels were deemed insufficient, or if dividends were to exceed current period earnings.

Fluctuations in interest rates, or continued prolonged low rates, could adversely affect our business.

Our earnings and financial condition are dependent to a large degree upon net interest income, which is the difference between interest earned from loans and investments and interest paid on deposits and borrowings.

Both short- and long-term interest rates have remained at very low levels for the past several years. Changes in market interest rates, including changes in the relationship between short-term and long-term market interest rates or between different interest rate indices, can impact our margin spread, that is, the difference between the interest rates we charge on interest earning assets, such as loans, and the interest rates we pay on interest bearing liabilities, such as deposits or other borrowings. The impact could result in a decrease in our interest income relative to interest expense. This prolonged low rate environment has led to a narrowing of our interest rate spread as loans and investments have repriced at lower rates and the already very low deposit rates effectively limit the extent to which declining yields may be offset by further reductions in the rates paid on deposits. The further narrowing of interest rate spreads could adversely affect our earnings and financial condition. We cannot predict with certainty or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Federal Reserve, affect interest income and interest expense. While we have ongoing policies and procedures designed to manage the risks associated with changes in market interest rates, changes in interest rates still may have an adverse effect on our profitability. The Federal Reserve has recently announced that its goal is to keep rates in the U.S. at current low levels at least through 2014, and there is a widespread concern that the rapid growth in the money supply (which has been promoted by the Federal Reserve in recent years) may eventually lead to a surge in inflation, including in the cost of borrowed funds (i.e., interest rates). Any such development (i.e., a rising rate environment in the U.S.) may negatively affect our profitability. For example, high interest rates could affect the amount of loans that we can originate, because higher rates could cause customers to apply for fewer loans, or cause depositors to shift funds from accounts that have a comparatively lower cost to accounts with a higher cost, or we might experience customer attrition due to competitor pricing. If the cost of interest-bearing deposits increases at a rate greater than the increase in yields on interest-earning assets, net interest income will be negatively affected. Changes in the asset and liability mix and volume may also affect net interest income.

We may be unable to attract enough deposits to satisfy our funding needs.

Our primary source of liquidity is through the growth of deposits, which provide low cost funding for our operations. If we are unable to attract enough deposits in our market area to fund loan growth and our other funding needs, then we may be forced to purchase deposits or to borrow through the Federal Home Loan Bank of Boston or in the capital markets. Purchased deposits and borrowings would tend to be more expensive than funding through core deposits and therefore could have a negative impact on our results of operations, cash flow and regulatory capital levels.

If our allowance for loan losses is not adequate to cover actual loan losses, our earnings could decrease.

Declines in housing activity during the past few years, including declines in building permits, housing starts and home prices, may make it more difficult for our borrowers to sell their homes or refinance their debt. Sales may also slow, which could strain the resources of real estate developers and builders. The prolonged economic uncertainty of recent years has adversely affected employment levels and the ability of some of our borrowers to service their debt. If charge-offs in future periods exceed the allowance for loan losses, we would need additional provisions, charged against earnings, to increase the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and could require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Any increases in the allowance for loan losses would result in a decrease in net income and, possibly, capital, and could have a material adverse effect on our financial condition and results of operations.

Adverse local economic conditions could negatively affect our business.

Substantially all of our assets, deposits and fee income are generated in northeastern and central Vermont. As a result, poor economic conditions in northeastern and central Vermont may cause us to incur losses associated with higher default rates and decreased collateral values in our loan portfolio. Much of our market area is located in the poorest region of the state. Economic conditions in northeastern and central Vermont are subject to various uncertainties, to a greater degree than other regions of the state. If economic conditions in our market area decline, we expect that our level of problem assets could increase and our prospects for growth could be impaired.

The continuation of adverse market conditions in the U.S. economy and the markets in which we operate could adversely affect us.

A continued deterioration of overall market conditions, a continued economic downturn or prolonged economic stagnation or adverse changes in laws and regulations that affect the banking industry may have a negative impact on our business. If the strength of the U.S. economy in general continues to decline, this could exacerbate local economic conditions in our market area. This might result in, among other things, a deterioration in credit quality or a reduced demand for credit, including a resultant adverse effect on our loan portfolio and provision for losses on loans. Negative conditions in the real estate markets where we operate could adversely affect our borrowers’ ability to repay their loans and the value of the underlying collateral. Real estate values are affected by various factors, including general economic conditions, governmental rules or policies and natural disasters. These factors may adversely affect our borrowers’ ability to make required payments, which in turn, may negatively affect our financial results.

The requirement to record certain assets and liabilities at fair value may adversely affect our financial results.

We report certain assets, including investment securities, at fair value. Generally, for assets that are reported at fair value we use quoted market prices or valuation models that utilize market data inputs to estimate fair value. Because we carry these assets on our books at their estimated fair value, we may incur losses even if the asset in question presents minimal credit risk. Given the prolonged disruption in the capital markets in recent years, we may be required to recognize other-than-temporary impairments in future periods with respect to investment securities in our portfolio. The amount and timing of any impairment recognized will depend on the severity and duration of the decline in fair value of our investment securities and our estimation of the anticipated recovery period.

Substantial competition could adversely affect us.

Banking is a highly competitive business. We compete actively for loan, deposit, and other financial services business in northeastern and central Vermont. Our competitors include a number of state and national banks and tax-advantaged credit unions, as well as financial and nonfinancial firms that offer services similar to those offered by us. Some of our competitors are community or regional banks that have strong local market positions. Our large regional bank competitors, in particular, have substantial capital, technology and marketing resources that are well in excess of ours. Such large regional financial institutions may have greater access to capital at a lower cost and a higher per-borrower lending limit than our company, which may adversely affect our ability to compete with them effectively. Technology and other changes increasingly allow parties to complete financial transactions electronically, without the need for a physical presence in a market area. We are therefore likely to face increasing competition from out-of-market competitors. In addition, in many cases transactions may now be completed without the involvement of banks. For example, consumers can pay bills and transfer funds over the Internet and by telephone without banks. Many non-bank financial service providers have lower overhead costs and are subject to fewer regulatory constraints. If consumers do not use banks to complete their financial transactions, we could potentially lose fee income, deposits and income generated from those deposits.

We are not able to offer all of the financial services and products of a financial holding company.

Banks, securities firms, and insurance companies can now combine under a “financial holding company” umbrella. Financial holding companies can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting), and merchant banking. Some of our competitors have elected to become financial holding companies. We offer only traditional banking products and, through our affiliate, CFSG, trust and investment management services.

Changes in accounting standards could materially affect our financial statements.

From time to time the Financial Accounting Standards Board and the SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be very difficult to predict and can materially affect how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements. Implementation of accounting changes, with associated professional consultation and advice, can be costly, even if the change will not have any material effect on the Company’s financial statements.

Changes in our tax rates could affect our future results.

Our future effective tax rates and tax liabilities could be unfavorably affected by increases in applicable tax rates and changes in federal or state tax laws, regulations and agency interpretations. Our effective tax rates could also be affected by changes in the valuation of our deferred tax assets and liabilities or by the outcomes of any examinations of our income tax returns by the Internal Revenue Service or our state income, franchise, sales and use or other tax returns by the Vermont Department of Taxes.

Our business could suffer if we fail to attract and retain skilled personnel.

Our success depends, in large part, on our ability to attract and retain key personnel, including executives. Any of our current employees, including our senior management, may terminate their employment with us at any time. Competition for qualified personnel in our industry can be intense and our geographic market area might not be favorably perceived by potential executive management candidates. We may not be successful in attracting and retaining sufficient qualified personnel. We may also incur increased expenses and be required to divert the attention of other senior executives to recruit replacements for the loss of any key personnel.

DESCRIPTION OF THE PLAN

Purpose

1.

What is the purpose of the plan?

The plan provides a convenient and economical way for our shareholders to purchase additional shares of the Company’s common stock, without payment of brokerage commissions or service charges. In addition, when newly-issued or treasury shares are sold to participants in the plan, the share purchases provide funding for the Company’s continuing operations and general corporate purposes.

Benefits

2.

What are the benefits of the plan?

The plan offers participants a number of benefits. Participants reinvest their cash dividends automatically in shares of the Company’s common stock without payment of any brokerage commissions or service charges. In addition, because the plan provides for the purchase of fractions of shares and for reinvestment of dividends on fractional, as well as whole, shares, participants obtain full investment use of funds. Participants also avoid the risk of theft, loss or accidental destruction of stock certificates because shares purchased under the plan are held in book entry form (see question 18), and they may also entrust to our transfer agent for safekeeping their certificates for shares of Company stock acquired outside the plan (see question 27). And the regular statement of account furnished to participants (see question 15) facilitates simplified record keeping. Participants are also able to sell their book-entry shares through the plan, without having to have a brokerage account of their own, although they will still incur sales charges (see question 19).

3.

What are the disadvantages of the plan?

As described in question 14, the purchase price of newly-issued or treasury shares under the plan is based on weighted average daily high and low trading price information for each quarter, and the purchase price of shares acquired on the open market or in privately negotiated transactions will be the actual prices paid for such shares, excluding any fees or commissions. That information is not readily available or compiled for public disclosure (see question 14). Therefore, participants will not know the actual price per share paid or the number of shares purchased, until they receive their regular quarterly plan account statement. Further, because there is no active public trading market in our common stock, the purchase price paid by participants may not represent the intrinsic value of the shares and is subject to fluctuation (see “NATURE OF TRADING MARKET; BOOK VALUE; CASH DIVIDENDS”).

In addition, participants cannot pledge shares held in book entry for their plan account (see question 26).

There is a charge to participants who have their book entry plan shares converted from book entry to certificated form (see question 27) and a charge for participants who wish to sell some or all of the shares in their plan account (see question 19).

Participation

4.

Who is eligible to participate?

Except as otherwise provided in the response to question 6 below, all shareholders of record of the Company’s common stock are eligible to participate in the plan. You are a “shareholder of record” if your shares of the Company’s common stock are registered in your own name rather than in the name of a third party, such as your bank or broker.

Employees of the Company or the Bank who participate in the Company’s Retirement Savings Plan and who have invested in the Company stock fund under that Plan will be enrolled in the Dividend Reinvestment Plan automatically, through the Trustee of the Retirement Savings Plan as the shareholder of record.

5.

How do I participate if my shares are held by my bank or broker and registered in “street name” or in the name of a trustee or other nominee?

If your Company stock is held on your behalf in the name of your bank or broker (held in “street name”), or by a trustee or other nominee holder, in order to participate in the plan you will need to arrange with your bank, broker, trustee or other nominee, as the shareholder of record, to participate in the plan on your behalf.

6.

Are there limitations on participation in the plan other than those described above?

The Company retains the right to decide, for any reason, not to allow a shareholder to participate in the plan even if the shareholder otherwise qualifies for participation.

For example, some shareholders may be residents of certain states or foreign jurisdictions in which the Company determines that it may not be legally or economically practicable to offer our stock under the plan, and accordingly residents of those states or other jurisdictions may be precluded from participating in the plan.

A shareholder’s right to participate in the plan is not transferable.

7.

Is there an enrollment fee?

There is no set-up or other fee for enrolling in the plan.

8.

Who administers the plan?

The Company has designated its wholly-owned subsidiary, Community National Bank, as plan administrator. The Administrator is responsible for plan recordkeeping and reporting and other administrative duties relating to the plan. The Company reserves the right to designate a successor administrator or co-administrator at any time. The Administrator may delegate some or all of its duties to one or more service providers. The Company and the Administrator may make these designations at any time, and without notice or consent of the plan participants. The Administrator has designated (1) Registrar and Transfer Company, Cranford, New Jersey (“R&T”), which is also the transfer agent for the Company’s common stock, to provide certain recordkeeping and other administrative services for the plan; and (2) Community Financial Services Group, LLC (“CFSG”), the Company’s trust and investment management affiliate, to purchase, from time to time, shares of Company common stock on the open market or in privately negotiated transactions for sale to plan participants (see question 14).

9.

How do eligible shareholders enroll in the plan?

Eligible shareholders may enroll in the plan at any time by completing and signing an authorization card and returning it to Community National Bank, Derby Road, Derby, Vermont 05829-0259, Attention: Shareholder Services. An enrollment card is enclosed for your convenience. If you lose or misplace your card, you may obtain a new one at any time by calling Corporate Secretary Chris Bumps ((802) 334-7915) or writing to the Bank at the foregoing address.

As stated above at question 4, employees of the Company or the Bank who participate in the Company stock fund portion of the Company’s Retirement Savings Plan will be enrolled in the Dividend Reinvestment Plan automatically through the Trustee of the Retirement Savings Plan.

10.

When may a shareholder join the plan?

An eligible shareholder may join the plan at any time. In general, if the Administrator receives an authorization card directing reinvestment of dividends at least ten (10) days before the record date established for a particular cash dividend, reinvestment will commence with that dividend. If the Administrator receives the authorization card after the time prescribed, unless otherwise waived by the Administrator, reinvestment of dividends will not begin until the dividend payment date following the next record date, as applicable. The record dates for determining shareholders entitled to payment of quarterly dividends on the Company’s common stock generally fall on the fifteenth day of the months of January, April, July and October. Enrollment in the plan for residents of certain jurisdictions may, however, be delayed pending compliance with applicable state or foreign securities laws. And, as noted in question 6, the Company has the right in its discretion to decline to offer the plan to any shareholder or to decline to accept an enrollment authorization from any shareholder.

11.

Do participants bear any expenses in connection with purchases under the plan?

Participants will not incur any brokerage commissions or service charges for purchases made under the plan. The Company will bear all costs of administering the plan and of issuing new or treasury shares to plan participants, as well as all purchase-related fees or commissions for acquiring shares in the open market or in privately negotiated transactions. However, a participant who directs the Administrator to sell shares of common stock held in his or her plan account will be responsible for any brokerage fees or other charges incurred in connection with such sale (see question 19) and a participant who requests a certificate for shares and removal of such shares from book entry, will incur a certificate fee (see question 18).

12.

How many shares of common stock will be purchased for participants?

The number of shares purchased for a participant depends on the amount of the cash dividends reinvested and the purchase price of the common stock. Each participant’s account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested, divided by the purchase price per share (see question 14). In the case of those foreign holders whose dividends are subject to United States income tax withholding or in the case of those participants who are subject to withholding of payment of dividends because of (1) failure to provide proper taxpayer identification numbers or (2) under-reporting of income on tax filings with the Internal Revenue Service, the amount of dividends invested will be less the amount required to be withheld.

13.

When will shares of common stock be purchased under the plan?

Purchases under the plan will be made on the dividend payment date or as soon thereafter as practicable, but no later than thirty (30) days thereafter, unless necessary to comply with applicable securities laws. Interest will not be paid on cash dividends pending the purchase of Company stock under the plan. Cash dividends on the Company’s common stock are ordinarily paid on or about the first day of the months of February, May, August and November.

14.

What is the purchase price of shares under the plan?

The price at which shares are purchased under the plan depends on the source of the shares, as follows:

Newly-Issued or Treasury Shares: The purchase price will be the greater of (A) the book value of the Company’s common stock as of the end of the preceding fiscal quarter, or (B) the weighted average of the daily high and low trading prices of the Company’s shares in trades made in the over-the-counter market (subject to adjustment, as described in this paragraph) during the preceding fiscal quarter for all days on which a trade occurred, as reported on the OTC Bulletin Board®. The “weighted average” price takes into account the number of shares purchased on a particular date (daily trading volume). The calculation of the weighted average price will be adjusted to exclude any purchases reported on the OTC Bulletin Board® that were made on behalf of the plan.

Shares Acquired in the Open Market or in Privately Negotiated Transactions: The purchase price will be the actual price paid for such shares, but not including any brokerage commissions, fees or other purchase expenses, which will be borne by the Company. The Administrator, or CFSG, on its behalf, will purchase the shares for the plan.

There is currently no established public trading market for the common stock of the Company. Shares of the Company’s common stock are not traded on any national or regional exchange, and no dealer makes a market in our common stock. Various brokerage firms ordinarily attempt to match buyers and sellers of our stock when they receive buy or sell orders from their customers, but trading is not active. In addition to transactions through brokerage firms, there are occasionally trades made in private transactions not involving any broker. As discussed below under “NATURE OF TRADING MARKET; BOOK VALUE; CASH DIVIDENDS,” limited information for trades made through various brokerage firms is available through the OTC Bulletin Board®. The Company utilizes high and low daily trade price information compiled by the OTC Bulletin Board® in calculating the purchase price for newly-issued or treasury shares sold to participants under the plan, as described above.

Reports to Participants

15.

What kind of reports and other information do participants receive?

Participants (other than employees who participate through the Company’s Retirement Savings Plan) receive a statement of account for each quarter in which dividends are reinvested. Each statement contains the date of the purchase, the amount of dividends reinvested, the purchase price per share, the number of shares acquired (including fractional shares to four decimal places) and the total number of shares held before and after the purchase. These statements provide participants with a record of the cost of purchases and should be retained for tax purposes.

Employees who participate in the plan through investment in the Company stock fund under the Company’s Retirement Savings Plan receive reports of their Retirement Savings Plan accounts from the Trustee of that Plan, including dividend reinvestment purchases, as provided by the terms of the Retirement Savings Plan.

Like other Company shareholders, plan participants also receive copies of the Company’s annual and quarterly reports to shareholders, proxy statements and other shareholder information. Because statements of account and other shareholder mailings are furnished to shareholders of record, beneficial owners who participate in the plan through a nominee holder should make appropriate arrangements with their nominee holder for forwarding such materials to them (see question 5).

Employees who participate in the plan through investment in the Company stock fund under the Company’s Retirement Savings Plan are furnished with copies of such reports, proxy statements and other information either by the Company or by the Trustee or administrator of the Retirement Savings Plan.

Dividends

16.

Are participants credited with dividends on all whole and fractional shares held in their plan account?

Yes. Cash dividends on both whole and fractional shares held by participants on the dividend record date are credited to their plan account and automatically reinvested to purchase additional shares of common stock.

17.

May dividends be reinvested on less than all shares owned?

A shareholder may not choose to have dividends reinvested on less than all shares registered in the same name. However, if a shareholder owns shares registered in more than one name (such as, for example, shares registered in the name “John Doe” and others registered in the name “J. Doe”) then the shareholder may choose to participate in the plan as to the shares registered in one name but not in the other. Shareholders are reminded that dividends on all shares registered in the name in which their plan account is maintained will be reinvested, even shares purchased outside the plan, and regardless of whether the shares are represented by certificates or held in book entry.

Certificates for Shares

18.

Are certificates issued for shares of common stock purchased under the plan?

Unless requested, certificates for shares of common stock purchased under the plan are not ordinarily issued. Rather, shares purchased under the plan are credited in book entry form to the participant’s account. The total number of shares registered to a participant in the name in which the plan account is maintained are shown on the quarterly account statement, whether those shares are represented by certificates or are held in book entry.

Certificates for any number of whole shares credited to a participant’s account (other than employees who participate through the Retirement Savings Plan) will be issued by R&T, our transfer agent, upon request and payment of R&T’s certificate fee (currently $10 per certificate, but subject to change). Fractional shares will be settled in cash; certificates representing fractional shares will not be issued under any circumstances. Cash settlement of fractional shares is based on the purchase price for newly-issued or treasury stock under the plan. Even if a certificate is issued representing shares previously held in book entry form, as long as the share certificate(s) are registered in the same name in which the plan account is maintained, dividends paid on the shares represented by those certificates will continue to be reinvested under the plan.

Dividend Reinvestment Plan accounts for employees who participate through the Company’s Retirement Savings Plan are subject to all applicable withdrawal restrictions of that Plan.

Sale and Withdrawal of Shares

19.

May a participant sell or transfer shares purchased under the plan?

A participant (other than an employee who participates through the Company’s Retirement Savings Plan) who wishes to sell or transfer all or a portion of the whole shares credited to his or her plan account must either request that certificates be issued representing such shares (see question 18) and may then make his or her own arrangements for sale, or alternatively, may direct the Administrator to arrange for sale of the shares. If a participant directs the Administrator to arrange for sale of shares of common stock held in his or her account, the participant will be responsible for any brokerage commissions and charges incurred in connection with that sale. A Medallion Signature Guarantee is required for sale requests of $10,000 or more. Fractional shares will be settled in cash (see question 18).

Timing and Control: Because the Administrator or its agent will sell the shares on behalf of the plan, neither the Company nor any participant in the plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, the participant will not be able to precisely time his or her sales through the plan, and will bear the market risk associated with ﬂuctuation in the price of the Company’s common stock. If a participant sends in a request to sell shares, it is possible that the market price of the Company’s common stock could go down or up before the broker sells the shares. In addition, a participant will not earn interest on the proceeds of a sales transaction pending remittance to the participant.

Dividend Reinvestment Plan accounts for participants in the Company stock fund under the Retirement Savings Plan are subject to applicable provisions for changing investment elections and applicable withdrawal restrictions of that plan.

20.

What happens if a participant sells or transfers all shares of common stock that are registered in the name in which the plan account is maintained?

If a participant disposes of all of his or her whole shares of common stock registered in the name in which the plan account is maintained, the plan account will be terminated and the shareholder will be paid in cash for any remaining fractional share. Cash settlement of fractional shares is based upon the purchase price of newly-issued or treasury stock under the plan.

In the case of an employee who participates in the plan through the Company’s Retirement Savings Plan, such participation will continue until the employee terminates his entire investment in the Retirement Savings Plan Company stock fund.

Termination of Participation

21.

How does a participant terminate his participation in the plan?

A participant (other than an employee who participates through the Retirement Savings Plan) may terminate his or her participation in the plan at any time by notifying the Administrator in writing to that effect. To prevent further reinvestment of dividends under the plan, written notice of termination must be received at least ten (10) days prior to the dividend record date for the next dividend to be paid. A termination of participation card is enclosed with this prospectus and may be retained for future use. You may request another copy of the card by contacting the Administrator at the location listed below under “CORRESPONDENCE.” Following the effective date of termination of participation in the plan, cash dividends on shares previously subject to the plan will be paid in cash to the shareholder of record.

As noted in question 20, participation in the plan terminates automatically if the participant disposes of all of his or her whole shares registered in the name in which the plan account is maintained.

Employees who participate in the Dividend Reinvestment Plan through their investment in the Company stock fund under the Retirement Savings Plan may terminate their participation in the Dividend Reinvestment plan by terminating their investment in the Company stock fund. The procedures for terminating such investment are governed by the terms of the Retirement Savings Plan.

Other Information

22.

What shares are offered under the plan?

The Company has registered 300,000 shares of $2.50 par value common stock with the SEC for issuance under the plan. The shares issued from time to time under the plan will be newly-issued shares of the Company or treasury shares (shares previously issued and later reacquired by the Company), or shares purchased in the open market or in privately negotiated transactions, or a combination of such shares, as the Company may determine from time to time in its discretion.

23.

What happens if the Company issues a stock dividend or declares a stock split or has a rights offering?

Any stock dividend or common shares resulting from stock splits with respect to full shares and fractional shares credited to a participant’s account will be added to the account. If the Company issues to its shareholders rights to purchase additional shares or other securities, the rights will be distributed to participants, or the Administrator will seek instructions from the participants as to whether to exercise such rights on their behalf.

24.

Do participants have the right to vote the shares held in their plan account at meetings of the Company’s shareholders?

Participants are furnished a proxy card and proxy statement for shareholder meetings and are entitled to vote any shares held in their plan account, including fractional shares.

Beneficial owners should make appropriate arrangements with their nominees to vote their shares indirectly, through the nominee as the shareholder of record.

Similarly, employees who participate in the plan through the Retirement Savings Plan will have the opportunity to vote the shares allocated to their account by furnishing written voting instructions to the Retirement Savings Plan Trustee, as the shareholder of record.

25.

What are the federal income tax consequences of participation in the plan?

As of the date of this prospectus, the federal income tax consequences of participation in the plan for shareholders (other than employees who participate through their investment in the Company stock fund under the Retirement Savings Plan) are summarized below.

In general, participants will have the same federal income tax obligations with respect to reinvested dividends as they would with dividends not so reinvested.

•

A participant will be treated as having received, on the dividend payment date, a distribution equal to the amount of the cash dividend payable on that date and reinvested under the plan.

•

In the case of corporate shareholders, the amount of dividends received will be eligible for the dividends received deduction available under the Internal Revenue Code.

•

The tax basis of shares acquired through the plan will generally be the purchase price of the shares on the purchase date.

•

If the source of shares purchased under the plan is shares purchased by the Bank or its agent on the open market or in privately negotiated transactions, any brokerage fees, service charges or other fees that the Company pays or absorbs will be treated as additional dividend income to the participants for federal tax purposes and may be added to the tax basis of the shares acquired.

•

The holding period for shares acquired through the plan will begin on the day after the dividend payment date.

•

A participant will not realize taxable income upon receipt of certificates for whole shares credited to his or her plan account, either upon request for such certificates or upon withdrawal from the plan.

•

A participant will recognize gain or loss upon the sale or exchange of whole shares measured by the difference between the amount he or she receives for the shares and his or her tax basis in such shares.

•

The receipt of cash for any fractional share upon withdrawal from the plan will be treated as a redemption of such fraction. In general, this means that a participant will recognize gain or loss measured by the difference between the amount of cash received in redemption of the fractional share and the participant’s tax basis in such fractional share.

•

Purchases and sales of shares through the Plan are not exempt from Internal Revenue Service “wash sale” rules (which apply generally to purchases and sales made within 30 days of each other).

Employees who participate in the Dividend Reinvestment Plan through their investment in the Company stock fund will not recognize taxable income on reinvested dividends until such amounts are distributed to the employee in cash or stock. Distributions under the Retirement Savings Plan are generally prohibited until termination of employment or retirement or earlier death or disability and tax penalties may apply to early distributions.

The tax consequences of participating in the Dividend Reinvestment Plan will vary depending on your specific circumstances, including your state or other jurisdiction of residence. You are therefore urged to consult your own tax advisor for further information as to the particular tax consequences -federal, state and local- which may result from your participation in the plan and subsequent disposition of shares purchased under the plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction.

26.

May participants pledge shares purchased for their plan accounts?

Participants may not pledge any shares of stock held in book entry form in their plan account. Any attempted pledge of such book entry shares will be null and void. If you wish to pledge shares that are held in your plan account in book entry form under the plan, you must first withdraw them from book entry by obtaining a certificate representing those shares (see question 18).

27.

May plan participants submit their certificates to the Bank for safekeeping?

Yes, plan participants may tender to the Administrator for safekeeping any certificates for Company common stock that are registered in the same name as the plan account. Certificates tendered for safekeeping will be cancelled by our transfer agent and the shares recorded in book entry form. Our transfer agent will charge a fee to re-convert the book entry shares to certificate form (see question 18). Holding shares in book entry form protects participants against loss, theft or destruction of stock certificates.

Participants who want to arrange for safekeeping of their stock certificates should contact the Administrator (see “CORRESPONDENCE”).

28.

What is the responsibility of the plan Administrator?

In administering the plan, neither the Company nor its agents (including the Bank, CFSG and R&T) will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of any of the following: (i) failure to terminate a participant’s account upon participant’s death or adjudicated incompetency prior to receipt of written notice of such event and passage of a reasonable time on which to act upon such notice; (ii) the prices at which shares are purchased for the participant’s account; (iii) the times when purchases are made; or (iv) fluctuations in the book value of the Company’s common stock or the high and low daily trading price or daily trading volume of the stock in trades made in the over-the-counter market.

PARTICIPANTS ARE ADVISED THAT THE COMPANY CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER THE PLAN.

FURTHER, WHILE THE COMPANY HAS HISTORICALLY PAID REGULAR QUARTERLY CASH DIVIDENDS TO ITS SHAREHOLDERS, THE COMPANY CANNOT GUARANTEE THAT CASH DIVIDENDS ON SHARES OF ITS COMMON STOCK MIGHT NOT BE REDUCED, SUSPENDED OR ELIMINATED IN THE FUTURE.

29.

Who bears the risk of fluctuations in the purchase price or value of the common stock?

The participant bears the risk of loss and realizes the benefits of any gain from changes in the purchase price under the plan or in the value of shares held in the participant’s plan or otherwise. A participant’s investment in shares acquired under the plan is no different from investment in directly-held shares in this regard.

30.

May the plan be changed or discontinued?

The Company reserves the right, in its sole discretion, to suspend, terminate or amend the plan at any time, including during the period between a dividend record date and the related dividend payment date. Participants will be notified in writing of any such suspension or termination or any material amendment to the plan. The Company also reserves the right to terminate any participant’s plan account at any time.

31.

Who interprets the plan?

The Company interprets the terms of the plan and its determinations are final. Employees who participate in the plan by virtue of their participation in the Company stock fund under the Company’s Retirement Savings Plan should be aware that in the event of a conflict between the terms of this plan and those of the Retirement Savings Plan, the terms of the Retirement Savings Plan will control.

NATURE OF TRADING MARKET; BOOK VALUE; CASH DIVIDENDS

Trading Market

Our common stock is not traded on any exchange. There is at present no established public trading market for our common stock and we cannot provide any assurance that a market will develop in the future. No brokerage firm currently makes a market in our common stock. While various brokerage firms generally attempt to match buyers and sellers of our stock when they receive buy or sell orders from customers, trading is not active. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and willing sellers of the stock at any given time and such presence is, in turn, dependent upon the individual decisions of purchasers and sellers over which neither the Company nor any broker has control.

The trading symbol for our common stock is “CMTV.” Limited information on trades in our common stock is reported by participating brokerage firms in the OTC Bulletin Board® on its website
(https://www.otcbb.com). The Company uses quarterly summaries of that information prepared by the OTC Bulletin Board® in its purchase price calculation under the plan. These quarterly summaries are available from the OTC Bulletin Board® by purchase only and are not posted on its website.

The table below sets forth (i) the ranges of high and low prices paid per share for the Company’s common stock in trades by various brokerage firms, as reported on the OTC Bulletin Board®, for each quarter during the last two calendar years and during the first quarter of 2012, (ii) the weighted average high and low trade price information for each quarter, calculated based on the trade information reported on the OTC Bulletin Board®, and (iii) the amount of cash dividends declared in each quarter. The information in the table may not reflect all trades that occurred during the periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2010 Trade Price High Low Weighted Average Trade Price Cash Dividends Declared	$12.50 $ 8.12 $ 9.83 $ 0.12	$12.20 $ 8.75 $10.30 $ 0.12	$10.05 $ 8.63 $ 9.25 $ 0.12	$8.99 $7.50 $7.97 $0.12

2011 Trade Price High Low Weighted Average Trade Price Cash Dividends Declared	$11.00 $ 8.14 $ 8.81 $ 0.14	$10.00 $ 9.00 $ 9.61 $ 0.14	$11.00 $ 9.06 $ 9.73 $ 0.14	$9.75 $9.50 $9.61 $0.14

2012 Trade Price High Low Weighted Average Trade Price Cash Dividends Declared	$ 9.75 $ 8.90 $ 9.59 $ 0.14

Participants are advised that the above trading price information reflects only trades reported on the OTC Bulletin Board® and that management of the Company does not know the price at which all trades were conducted during the periods indicated. Further, past trading prices are not necessarily indicative of future trading prices or of the intrinsic value of our common stock, particularly since there is no active public trading market in the Company’s stock.

The OTC Bulletin Board® and financial reporting services such as Bloomberg® compile high and low daily bid information for our common stock from participating brokers. Set forth below is a summary of the high and low quarterly bid information available to the Company for the last two calendar years and the first quarter of 2012:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2012 Bid Price High Low	$ 9.75 $ 8.90

2011 Bid Price High Low	$ 9.25 $ 8.00	$ 8.00 $ 8.00	$10.00 $ 9.10	$9.75 $9.50

2010 Bid Price High Low	$12.00 $ 7.70	$11.00 $ 8.15	$ 9.63 $ 6.00	$8.75 $5.00

Book Value

The table below shows the per share book value of our common stock as of the dates indicated. Except for year-end figures, which are based on audited financial information, the book values below are based on unaudited quarterly financial information.

	2010	2011	2012

March 31	$7.63	$7.97	$8.19
June 30	$7.68	$8.04
September 30	$7.73	$8.07
December 31	$7.92	$8.13

USE OF PROCEEDS

Reinvested dividends used to purchase newly-issued or treasury shares for participants will be retained by the Company and those funds will be available for use in our continuing operations and for our general corporate purposes. The Company will not receive the proceeds of any shares that are purchased on the open market or in privately negotiated transactions, and we may incur expenses in connection with such purchases (see “DESCRIPTION OF THE PLAN,” questions 11 and 14). The Company has no basis for estimating either the number of shares of common stock that will ultimately be sold pursuant to the plan, the amount of dividends that will be reinvested, or the source of the shares.

INDEMNIFICATION

Our officers and directors are entitled to indemnification under the Company’s Amended and Restated Articles of Association and By-laws against expenses and liability incurred in connection with any suit, action or proceeding to which they are made a party by reason of their position with the Company. Under the Vermont Business Corporation Act and the Company’s Amended and Restated Articles of Association and By-laws, the standard for indemnification is generally that the individual must have acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company. Employees and agents of the Company may also be indemnified under the same standards applicable to directors and officers, in the Company’s discretion.

Management is not aware of any pending or threatened litigation that might result in claims for indemnification against the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the officers or directors of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file proxy statements, annual, quarterly and current reports and other information with the SEC. You may read and copy documents we file with the SEC at the SEC’s public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet website, at http://www.sec.gov, that contains reports, proxy and information statements and other information about companies, like Community

Bancorp., that file electronically with the SEC. Copies of documents we file electronically with the SEC are available through commercial document retrieval services or by accessing the SEC’s internet website.

This prospectus is a part of a registration statement that we filed with the SEC covering the shares offered for purchase under the plan. As permitted under SEC rules, this prospectus does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying at the SEC’s public reference facilities and on the SEC’s internet website as set forth above.

We are allowed to “incorporate by reference” into this prospectus the information in various documents we file with the SEC. That means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. If you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the updated information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below that have been filed with the SEC, as well as any future filings we make with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of this offering:

•

The Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

The Company’s Current Reports on Form 8-K, filed on January 31, March 16 and
April 12, 2012 (excluding, in each case, any information or documents furnished but not filed therewith); and

•

The description of the Company’s common stock contained in its amended Registration Statement on Form 8-A/A, filed on July 15, 2009.

You may request a copy of any of our filings with the SEC, at no cost, by writing or calling: Community Bancorp., P.O. Box 259, Derby, Vermont 05829-0259, (802) 334-7915, Attention: Chris Bumps, Corporate Secretary.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference, contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends, and statements about the future performance, operations, products and services of the Company and the Bank.

Discussions containing forward-looking statements may be found, among other places, in this prospectus and our Annual Report on Form 10-K, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q

filed with the SEC from time to time. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control (see “RISK FACTORS”), that could cause actual results to differ materially from those anticipated in the forward-looking statements.

We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus or the date of the document in which they appear. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. When considering these forward-looking statements, you should keep in mind these risks and uncertainties (see “WHERE YOU CAN FIND MORE INFORMATION”).

EXPERTS

The consolidated financial statements and schedules of Community Bancorp. and Subsidiary for the year ended December 31, 2011, appearing in its Annual Report on Form 10-K for the year then ended, have been audited by Berry, Dunn, McNeil & Parker, LLC, independent registered public accountants, as set forth in their report with respect thereto dated March 27, 2012, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINION

The validity of the shares of common stock offered under the plan will be passed upon for Community Bancorp. by the law firm of Primmer Piper Eggleston & Cramer PC, St. Johnsbury, Vermont. Certain members of the firm, of counsel attorneys and employees beneficially own shares of the Company’s common stock.

CORRESPONDENCE

Correspondence concerning the plan, including enrollments, terminations and certificate safekeeping requests, should be addressed to the plan Administrator at:

Community National Bank

Shareholder Services

P.O. Box 259

Derby, VT 05829-0259

ATTN: Chris Bumps, Corporate Secretary

(802) 334-7915

TABLE OF CONTENTS	Page

The Company

Risk Factors

Description of the Plan
     Purpose
     Benefits
     Participation
     Reports to Participants
     Dividends
     Certificates for Shares
     Sale and Withdrawal of Shares
     Termination of Participation
     Other Information
Nature of Trading Market; Book Value;
 Cash Dividends
     Trading Market
     Book Value
Use of Proceeds
Indemnification
Where You Can Find More Information
Forward-Looking Statements
Experts
Legal Opinion
Correspondence

	2 2 6 6 6 7 9 10 10 11 12 12 15 15 17 17 17 17 18 19 19 19	P.O. Box 259 Derby Road Derby, VT 05829-0259 (802) 334-7915 __________ DIVIDEND REINVESTMENT PLAN __________ PROSPECTUS Dated April 30, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC registration fee	$ 411
Printing fees*	4,000
Legal fees and expenses*	8,500
Accounting fees and expenses*	2,000
Blue Sky filing fees and expenses*
(including counsel fees)	3,500
Total	$18,411

___________________

*Estimated, solely for purposes of this registration statement.

Item 15. Indemnification of Directors and Officers

Limitation of Director Liability. As permitted by the Vermont Business Corporation Act (codified in Title 11A of the Vermont Statutes Annotated), Article Ten of the Company's Amended and Restated Articles of Association provides that the Directors will not have any personal liability to the Company or its shareholders for money damages for any act or omission based on a failure to discharge his or her statutory duties as a director, except for (1) the amount of any financial gain to which he or she was not entitled; (2) an intentional reckless infliction of harm on the Company or its shareholders, or (3) an intentional or reckless criminal act. Any future amendment or repeal of the liability limiting provision would apply prospectively only and not to any act or omission occurring before the effective date of such amendment or repeal.

Indemnification. Sections 8.50 through 8.58 of the Vermont Business Corporation Act contain provisions governing the indemnification of corporate directors and officers. In general, the statute permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the indemnified individual must have had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Indemnification is not permitted with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

Indemnification may be made by a corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Vermont Business Corporation Act. That statutory indemnification is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Vermont Business Corporation Act, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article Nine of the Company's Amended and Restated Articles of Association authorizes the Board of Directors to adopt such Bylaws or other arrangements (including contracts) for indemnification of officers, directors and others as they deem advisable, to the extent not inconsistent with applicable law. The Board of Directors has adopted an implementing Bylaw (Article Eight) pursuant to that authority, which incorporates the standards and limitations of Section 8.50 through 8.58 of the Vermont Business Corporation Act described above.

Insurance. As permitted under Section 8.58 of the Vermont Business Corporation Act, the Company has purchased Directors and Officers liability insurance.

Item 16. Exhibits

The following exhibits are filed with this registration statement:

5	Opinion of Primmer Piper Eggleston & Cramer PC re legality of Common Stock to be issued

23.1	Consent of Berry, Dunn, McNeil & Parker, LLC, independent registered public accountants

23.2	Consent of Primmer Piper Eggleston & Cramer PC (contained in Exhibit 5)

99.1	Plan Enrollment Form

99.2	Plan Termination Form

99.3	Letter to Shareholders

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a) (1)(iii) do not apply if the registration statement is on Form S-3 and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Derby, State of Vermont, on this 10th day of April, 2012.

COMMUNITY BANCORP. [Registrant]

By:	/s/ Stephen P. Marsh
Stephen P. Marsh President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of this 10th day of April, 2012.

Signature	Title	Signature	Title

	Director	/s/ Louise M. Bonvechio	Treasurer and
Thomas E. Adams		Louise M. Bonvechio	Principal Financial Officer

/s/ Charles W. Bucknam, Jr.	Director		Director
Charles W. Bucknam, Jr.		Aminta K. Conant

	Director	/s/ Elwood G. Duckless	Director
Jacques R. Couture		Elwood G. Duckless

/s/ Rosemary M. Lalime	Director	/s/ Stephen P. Marsh	President, Chief
Rosemary M. Lalime		Stephen P. Marsh	Executive Officer and Director

/s/ Dorothy R. Mitchell	Director	/s/ Anne T. Moore	Director
Dorothy R. Mitchell		Anne T. Moore

/s/ Peter J. Murphy	Director	/s/ Frederic Oeschger	Director
Peter J. Murphy		Frederic Oeschger

/s/ Candace A. Patenaude	Principal	/s/ James G. Wheeler, Jr.	Director
Candace A. Patenaude	Accounting Officer	James G. Wheeler, Jr.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

_____________________

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_____________________

COMMUNITY BANCORP.

_____________________

EXHIBITS

EXHIBIT INDEX

Exhibit 5 & 23.2	Opinion and Consent of Primmer Piper Eggleston & Cramer PC

Exhibit 23.1	Consent of Berry, Dunn, McNeil & Parker, LLC, independent registered public accountants

Exhibit 99.1	Plan Enrollment Form

Exhibit 99.2	Plan Termination Form

Exhibit 99.3	Letter to Shareholders